AMENDMENT TO
                THE MICRON ELECTRONICS, INC.
                   1995 STOCK OPTION PLAN


     1.   Plan Sponsor.  Micron Electronics, Inc. ("MEI")

     2.   Recitals.  In accordance with Section 14 of the
Micron Electronics, Inc. 1995 Stock Option Plan (the
"Plan"), the Board of Directors of MEI wishes to amend the Plan to permit formula grants to outside directors of MEI.

     3. Amendment of Plan. The following amendments to the Plan are adopted effective as provided in Paragraph 4 below:

          a.   Section 2(x) shall be amended as follows:

     Optionee means an Employee, Consultant or Outside
Director who holds  an outstanding Option.

          b.   A new Section 2(y) shall be inserted as
follows, and the remaining subsections of Section 2 shall be renumbered accordingly.

     Outside Director means a member of the Board who is not an Employee of the Company, Micron Technology, Inc., or any Subsidiary of the Company or Micron Technology, Inc.

          c. A new Section 6(d) shall be added to the Plan as follows:

     The following limitations shall apply to grants of Options to Outside Directors:

          (i) Each Outside Director shall receive a formula
     Nonstatutory Stock Option (a "Formula Option") as of the Effective Date with respect to 10,000 shares of Common Stock, as shall each Outside Director later appointed or elected to the Board (with the grant made as of the date of his or her first election or appointment). Each Outside Director serving on the Board as of the date immediately following each annual meeting of the Company's shareholders shall receive a Formula Option as of the date of that meeting with respect to 3,000 shares of Common Stock. The Exercise
     Price for Formula Options shall be the Fair Market
     Value of the Common Stock on the date of grant.

          (ii) Unless the Administrator specifies otherwise, each Formula Option shall become exercisable as to 100% of the covered shares as of the date of grant. To the extent that a Formula Option is not immediately exercisable, a Formula Option shall become exercisable in accordance with the terms of section 9(c) of the Plan upon the Outside Director's Disability and in accordance with the terms of section 9(d) of the Plan
     upon the Outside Director's death.   Unless the
     Administrator specifies otherwise, Options shall be granted for a term of six years. Options shall be forfeited to the extent they are not then exercisable if an Outside Director resigns, is removed or fails to be reelected or reappointed as a Director. Options shall terminate within 30 days of an Outside Director's resignation, removal, or failure to be reelected or reappointed as a Director.

     4. Effective Date. The effective date of this Amendment shall be December 1, 1998.

     5.   Terms and Conditions of Plan.  Except for the
Amendment in paragraph 3, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

     6. Execution. MEI has executed this Amendment as of the date set forth below.


                         MICRON ELECTRONICS, INC.
                         Plan Sponsor


                         By:/s/ JoAnne S. Pfeifer
                            ----------------------------------------------------

                         Title: Vice President, Administration,
				Corporate Secretary
                               -------------------------------------------------

                         Date: January 7, 1999
                              --------------------------------------------------